AMENDMENT NO. 2 TO ETF MASTER SERVICES AGREEMENT

THIS AMENDMENT NO. 2 TO ETF MASTER SERVICES AGREEMENT (this

“Amendment”) effective as of January 16, 2024, by and among Ultimus Managers Trust, an Ohio business trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”).

WHEREAS, Ultimus and the Trust are parties to that certain ETF Master Services Agreement dated April 21, 2021, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.
(a)	Schedule A to the Agreement hereby is deleted in its entirety and replaced with Schedule A attached hereto, as the same may be amended from time to time.
(b)	Fund Accounting Addendum to the Agreement hereby is deleted in its entirety and replaced with Fund Accounting Addendum attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

ULTIMUS MANAGERS TRUST /s/ Todd E. Heim By: Todd E. Heim President	ULTIMUS FUND SOLUTIONS, LLC /s/ Gary Tenkman By: Gary Tenkman Chief Executive Officer

SCHEDULE A

amended as of January 16, 2024 to the

ETF Master Services Agreement between

Ultimus Managers Trust

and

Ultimus Fund Solutions, LLC dated April 21, 2021

Fund Portfolio(s)

US Value ETF

Q3 All-Season Active Rotation ETF

Westwood Salient Enhanced Midstream Income ETF

Westwood Salient Enhanced Energy Income ETF

Fund Accounting Addendum

for

Ultimus Managers Trust

This Fund Accounting Addendum, dated January 16, 2024, is between Ultimus Managers Trust (the “Trust”), on its own behalf and on behalf of the Funds listed on Schedule A to that certain ETF Master Services Agreement, dated April 21, 2021, and Ultimus Fund Solutions, LLC (“Ultimus”). Capitalized terms used but not defined herein shall have the meanings set forth in the ETF Master Services Agreement.

Fund Accounting Services

1.	Performance of Daily Accounting Services

Ultimus shall perform the following accounting services daily for each Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.	obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund’s fair value committee or investment adviser, or the investment adviser’s designee, as approved by the Board;
1.3.	verify and reconcile with the Funds’ custodian cash and all daily activity;

1.4.	compute, as appropriate, each Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.5.	review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and/or yields to each Fund’s listing exchange, authorized participants, transfer agent and/or index receipt agent, and such other entities as directed by the Fund;

1.6.	determine unrealized appreciation and depreciation on securities held by the Funds;

1.7.	accrue income of each Fund;

1.8.	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;
1.9.	update fund accounting system to reflect rate changes, as received/obtained by Ultimus, on variable interest rate instruments;

1.10.	record investment trades received in proper form from each Fund or its authorized agents on the industry standard T+1 basis;

1.11.	calculate Fund expenses based on instructions from each Fund’s administrator;

1.12.	process share creations and redemptions with each Fund’s transfer agent;

1.13.	maintain create/redeem records to the extent they are not otherwise maintained by other services providers;
1.14.	accrue expenses of each Fund;

1.15.	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;
1.16.	provide accounting reports in connection with each Fund’s regular annual audit and other audits and examinations by regulatory agencies;

1.17.	provide such periodic reports as agreed to by the parties;

1.18.	prepare and maintain the following records upon receipt of information in proper form from each Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and redemption journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) daily expense accruals; (10) daily income accruals, (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.19.	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;
1.20.	provide accounting information to each Fund’s independent registered public accounting firm for preparation of the Fund’s tax returns;

1.21.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, so that all necessary information is made available to each Fund’s independent public accountants in connection with any audit or the preparation of any report requested by the Fund;

1.22.	generate each Fund’s daily portfolio composition file (“PCF”) in NSCC format, which includes investment adviser inputs and accounting inputs for transmission to Custodian for dissemination to NSCC, and any other communications required by NSCC related to the PCF. Ultimus will also send the PCF to any required vendors and the Fund’s investment adviser for recordkeeping;

1.23.	research and calculate the qualified dividend rate for income and short-term capital gain distributions and assist in the production of supplemental tax information letters for the Fund, if applicable;

1.24.	calculate for each Fund share class, as applicable, accruals of shareholder servicing fees and/or distributions fees under Rule 12b-1 under the Investment Company Act of 1940, as amended; and
1.25.	distribute net asset values and/or yields to the Fund’s listing exchange, authorized participants, transfer agent and/or index receipt agent, as applicable; and

1.26.	provision of basket services in connection with ETF creation and redemption unit processing, including:

a.	receive Portfolio Listing File from investment adviser and create PCF (Portfolio Composition File) in NSCC Format;
b.	apply mandatory corporate actions to PCF;
c.	basket valuation and calculation of estimated and actual cash components;
d.	transmit PCF to each Fund and investment adviser as instructed;
e.	distribute PCF in NSCC file format to custodian for dissemination to NSCC; and
f.	calculate and communicate slippage in accordance with established procedure.

2.	Additional Accounting Services

Ultimus shall also perform the following additional accounting services for each Fund.

2.1 Financial Statements. Ultimus will provide monthly (or as frequently as may reasonably be requested by the Trust or a Fund’s investment adviser) a set of Financial Statements for each Fund. For purposes of this Fund Accounting Addendum, “Financial Statements” include the following: (A) Statement of Assets and Liabilities; (B) Statement of Operations; (C) Statement of Changes in Net Assets; (D) Security Purchases and Sales Journals; and (E) Fund Holdings Reports.

2.2.	Other Information. Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	the Trust’s reports with the SEC on Forms N-CEN, N-PORT, and N-CSR;

(C)	registration statements on Form N-1A and other filings relating to the registration of shares;

(D)	Ultimus’ monitoring of the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended (the “Internal Revenue Code”);

(E)	annual audit by the Trust’s independent accountants; and

(F)	examinations performed by the SEC.

2.3.	Other Services

(A)	as appropriate, compute the Trust’s yields, total return, expense ratios, and portfolio turnover rate, and any other financial ratios required by regulatory filings
3.	Special Reports and Services

3.1.	Ultimus may provide additional special reports upon the request of the Trust or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.
3.2.	Ultimus may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.
4.	Forms N-CEN and N-PORT

4.1	If Ultimus also provides fund administration to the Trust or Fund, Ultimus will prepare and file with the SEC the reports on Forms N-CEN and N-PORT.
4.2	If Ultimus does not provide fund administration to the Trust of Fund, Ultimus will provide the fund administrator with accounting information for Forms N-CEN and N-PORT.

The parties duly executed this Fund Accounting Addendum as of January 16, 2024.

	Ultimus Managers Trust on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC
By:	/s/ Todd E. Heim	By:	/s/Gary Tenkman
Name:	Todd E. Heim	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer